Exhibit 10.15

August 1, 2023

Craig Bealmear

Re: Offer of Employment

Dear Craig:

On behalf of Oklo Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. This letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1.

Position. You will be employed to serve on a full-time basis as Chief Financial Officer, effective August 1, 2023. In this role, you will oversee the financial well-being of the Company, including leading financial strategy, financial documentation and reporting, and financial operations, plus such other duties as may from time to time be assigned to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.

Cash Compensation. Your base salary will be at the rate of $300,000 per year, subject to tax and other withholdings as required by law, payable in accordance with the Company’s standard payroll schedule. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. You will be eligible to receive an annual bonus, at a target rate of 50%.

3.

Employee Benefits. As a regular employee of the Company, you may participate in a number of bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice. You will be eligible to participate in the Company’s flexible paid time off policy, subject to its terms and conditions, which shall include the requirement that your paid time off not interfere with the performance of your duties. Because the Company provides paid time off on a flexible basis, paid time off does not accrue and, accordingly, there will be no paid time off payable upon termination of employment for any reason. For the avoidance of doubt, the Company’s flexible paid time off policy permits you to take time off for, among other things, the reasons and amount of time covered under all applicable paid sick leave laws.

4.

Stock Option. Subject to the approval of the Board of Directors of the Company or its Compensation Committee, the Company may grant to you an option (the “Option”) under the Company’s current Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 191,700 shares of common stock of the Company. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted.  You will vest in 20% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 48 months of continuous service, as described in the applicable Stock Option Agreement. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in the applicable Stock Option Agreement.

5.

Invention and Non-Disclosure Agreement and a Non-Solicitation Agreement. Like all Company employees, you will be required to execute an Invention and Non-Disclosure Agreement and a Non-Solicitation Agreement as a condition of employment.

6.

Employment Relationship. Employment with the Company is for no specific period of time. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s CEO or COO, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

7.	Tax Matters.
a.

Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Any amount paid under this offer letter is intended to satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

b.

Section 409A. Any amount paid under this letter agreement is intended to satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The Company and the Executive agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to the Executive under Section 409A.

c.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.

No Conflicts. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

9.

Work Authorization and Background Check . As required by law, you agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company. The Company’s offer of at-will employment may be contingent upon your authorization and successful completion of background and reference checks if needed. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

10.

Company Policies. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

11.

Arbitration. You and the Company agree to resolve through mandatory, final, and binding arbitration, except as specifically excluded herein, any controversy, dispute, or claim directly or indirectly arising out of, relating to, or connected with your employment or separation from employment with the Company, including but not limited to (a) any claim of discrimination under any local, state, or federal law; (b) any claim of wrongful discharge, harassment, or injury to physical, mental or economic interests under any local, state, or federal law; (c) any claim of unpaid or late payment of wages or any violation of federal, state, or local wage and hour laws or regulations; (d) any and all common law claims, including, but not limited to, actions in contract, express or implied (including any claim relating to the interpretation, existence, validity, scope or enforceability of this arbitration provision), estoppel, tort, emotional distress, invasion of privacy, or defamation; and (e) any other claim based on any federal, state, or local ordinance, law, regulation, or constitutional provision. You and the Company understand and agree that arbitration shall be the exclusive method by which to resolve all such claims. The only disputes between the parties not covered by this provision are claims for workers’ compensation or unemployment insurance and claims by either party for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. You and the Company understand and agree that, to the extent permitted by applicable law, neither will assert class, collective, or representative action claims against the other, whether in arbitration or otherwise, and such class, collective, or representative actions are hereby waived. Both you and the Company expressly waive any right that either has or may have to a jury trial of any dispute subject to arbitration under this paragraph. Any such arbitration will be conducted in accordance with American Arbitration Association’s (the “AAA”) Employment Arbitration Rules and Mediation Procedures, a copy of which will be provided to you upon request, and will be conducted by a neutral arbitrator from the AAA agreed upon by you and the Company in accordance with the AAA rules. Any arbitration under this provision will be conducted in the city closest to where you reside at the time arbitration is demanded in which a United States District Court courthouse is located, unless otherwise agreed by you and the Company. The arbitrator shall: (a) provide for more than minimal discovery and have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written decision, including a statement of the award and the arbitrator’s essential findings and conclusions on which the decision is based. The arbitrator shall have the power to award damages, remedies or relief that would be available in a court otherwise having jurisdiction of the matter, but no other damages, remedies or relief. The parties agree that arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions. Each party shall pay its own attorney’s fees and expenses, except that the Company shall pay the fees and expenses related to the arbitration that you would not generally be required to bear if you brought the same action in a court otherwise having jurisdiction. Nothing in this provision is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12.

Entire Agreement; Governing Law . This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of California.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement by August 2, 2023. This offer, if not accepted, will expire at the close of business on August 2, 2023. Your employment is also contingent upon your starting work with the Company on or before August 1, 2023.

Sincerely,

Oklo Inc.

/s/ Caroline Cochran
Caroline Cochran

Acknowledgment and Acceptance of Employment Offer

I accept employment with Oklo Inc. and acknowledge and fully agree to the terms and conditions set forth in this offer letter. The foregoing correctly sets forth the terms of my employment by Oklo Inc..

/s/ Craig Bealmear
Craig Bealmear